EXHIBIT 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

MAJOR LEAGUE FOOTBALL, INC.

Adopted by the Board of Directors on February 2, 2015

Deleted Bylaw Provision:

ARTICLE VII

General Provisions

SECTION 3.

Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December.

New Bylaw Provision:

ARTICLE VII

General Provisions

SECTION 3.

Fiscal Year. The fiscal year of the Corporation shall end on the 30th day of April.